                                                                      Exhibit 12


                             SCHOLASTIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (AMOUNTS IN MILLIONS, EXCEPT RATIO DATA)


                                                                               Fiscal Year Ended May 31,
                                      Six Months Ended       ---------------------------------------------------------------
                                      November 30, 2001        2001         2000           1999         1998          1997
                                      -----------------      --------     ---------      --------     --------      --------
                                         (Unaudited)                                    (Audited)
Earnings:

  Pretax earnings from continuing
    operations .........................  $   54.2           $   57.1     $    80.4      $   58.9     $   38.1      $    1.0
  Fixed charges ........................      25.7               59.9          32.5          30.5         29.0          24.9
  Less: interest capitalized ...........      (1.8)              (3.3)         (1.4)         (0.6)          --            --
                                          --------           --------     ---------      --------     --------      --------

  Earnings .............................  $   78.1           $  113.7     $   111.5      $   88.8     $   67.1      $   25.9
                                          ========           ========     =========      ========     ========      ========


Fixed Charges:

  Interest expensed ....................  $   16.4           $   41.9     $    19.1      $   19.2     $   20.3      $   16.8
  Interest capitalized .................       1.8                3.3           1.4           0.6           --            --
  Interest factor, included in
    consolidated rental expense ........       7.5               14.7          12.0          10.7          8.7           8.1
                                          --------           --------     ---------      --------     --------      --------

  Fixed Charges ........................  $   25.7           $   59.9     $    32.5      $   30.5     $   29.0      $   24.9
                                          ========           ========     =========      ========     ========      ========
  Ratio of earnings to fixed charges ...      3.04               1.90(a)       3.43(b)       2.91         2.31(c)       1.04
                                          ========           ========     =========      ========     ========      ========

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(a)    In fiscal 2001, Scholastic announced its decision not to update
       Scholastic Literacy Place. This decision resulted in a $72.9 million special charge recorded in cost of goods sold. Excluding this charge, the ratio of earnings to fixed charges would have been 3.12x.

(b) Includes non-recurring charges related to the establishment of a litigation reserve of $6.7 million and the liquidation of certain stock options of $1.8 million. Excuding these items, the ratio of earnings to fixed charges would have been 3.69x.

(c) Includes non-recurring charges related to the impairment of certain assets of $11.4 million and the non-operating gain of $10.0 million related to the sale of the SOHO Group. Excluding these items, the ratio of earnings to fixed charges would have been 2.36x.